Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Opexa Therapeutics, Inc.
The Woodlands, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2/A No. 2 our report dated March 14, 2007 included herein for the two years ended December 31, 2006 and the period from January 22, 2003 (Inception) through December 31, 2006.

We also consent to the references to us under the heading “Experts” in such Document.

April 2, 2007

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

Registered Public Company Accounting Oversight Board
American Institute of Certified Public Accountants, SEC Practice Section
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 - voice | (713) 266-1815 - fax | www.malone-bailey.com